Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated October 2, 2020, relating to the balance sheet of Cerberus Telecom Acquisition Corp., formerly Orthrus Acquisition Corp., as of September 10, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from September 8, 2020 (inception) through September 10, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
October 2, 2020